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                                                                       EX-99.B16

               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS

                        VANGUARD NEW YORK TAX-FREE FUND


                          INSURED LONG-TERM PORTFOLIO


1. AVERAGE ANNUAL TOTAL RETURN (As of November 30, 1996)

   P (1 + T)(n) = ERV

   Where:        P =  a hypothetical initial payment of $1,000
                 T =  average annual total return
                 N =  number of years
               ERV =  ending redeemable value at the end of the period

EXAMPLE:
One Year

                 P =  $1,000.00
                 T =  +5.84
                 N =  1
               ERV =  $1,058.37
Five Year
                 P =  $1,000.00
                 T =  +8.12
                 N =  5
               ERV =  $1,477.82
Ten Year
                 P =  $1,000.00
                 T =  +7.45
                 N =  10
               ERV =  $2,050.64

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2. YIELD (30 Days Ended November 30, 1996)

            a - b
Yield = 2[( ------ + 1)(6) - 1]
            c X d
   Where:         a =  dividends and interest paid during the period
                  b =  expense dollars during the period (net of reimbursements)
                  c =  the average daily number of shares outstanding during the period
                  d =  the maximum offering price per share on the last day of the period

   Example        a =  $4,035,350.36
                  b =  $145,429.03
                  c =  86,715,316.4364
                  d =  $10.96
              Yield =  4.96%